Exhibit 99.1

Northwest	t (240) 497-9024	www.nwbio.com
Biotherapeutics, Inc.	f (240) 627-4121	NASDAQ:NWBO

4800 Montgomery Lane
Suite 800
Bethesda, MD 20814

NW BIO REPORTS PROMISING SURVIVAL DATA

IN 51 GBM PATIENTS TREATED WITH DCVAX®-L

Patients Too Sick for Enrollment in Phase III Trial for Newly Diagnosed GBM

BETHESDA, MD, March 27, 2015 - Northwest Biotherapeutics, Inc. (NASDAQ: NWBO) (“NW Bio”), a biotechnology company developing DCVax® personalized immune therapies for cancer, announced today that Dr. Marnix Bosch, the Company’s Chief Technical Officer, presented encouraging survival data on 51 Glioblastoma multiforme (GBM) brain cancer patients treated with DCVax®-L. The data showed substantially longer than expected survival in patients with apparent early progression (recurrence) of their cancer, including patients with such aggressive cancer that the tumor was already re-growing by the end of 6 weeks of daily radiotherapy and chemotherapy after surgical removal of the original tumor.

As previously announced, Dr. Bosch’s presentation was made at the 2nd Immunotherapy of Cancer (ITOC) Conference in Munich, Germany, yesterday and was webcast. The webcast of the presentation, entitled “Prolonged Survival In Patients With Recurrent GBM Who Are Treated With Tumor Lysate-Pulsed Autologous Dendritic Cells,” can be seen for up to 30 days at http://nwbio.com/webcasts/ The presentation poster can be found on the Company’s website.

The 51 GBM patients were treated in an Information Arm outside the Company’s Phase III clinical trial because they were not eligible for the trial, due to evidence of early tumor re-growth following 6 weeks of daily radiotherapy and chemotherapy which are standard of care. Overall Survival data is available for all 51 patients; however, MRI images are only available for 46 of the 51 patients. These 46 patients were classified by an independent medical imaging company into 3 groups, as follows. The other 5 patients remained unclassified, due to lack of available images.

•	20 Rapid-Progressor Patients: Patients with a new lesion ≥ 1 cm. in size, or tumor growth of ≥25% both at a Baseline Visit and at Month 2 thereafter;

•	25 Indeterminate Patients: Patients with evidence of progression at the Baseline Visit (rendering them ineligible for the trial), followed by stable disease, modest progression and/or modest regression (or unclear tumor measurements), neither of which is enough to classify them as either a Rapid-Progressor or a Pseudo-Progressor;

•	1 Pseudo-Progressor: A patient whose Month 2 image showed resolution of most of the prior appearance of tumor growth that had been seen at the Baseline Visit.

The prognosis for Rapid Progressor patients is especially poor: their median Overall Survival is only about 8 to 10 months, according to published scientific literature, and they generally are not expected to respond much to any treatments. There is no established benchmark for Overall Survival of the Indeterminate Patients, however, they can be compared to the general population of GBM patients, for whom median Overall Survival is 14.6 months.

The survival to date, for each of these groups of Information Arm patients treated with DCVax-L, is as follows:

•	Overall: The median OS of the group of 51 Information Arm patients as a whole is 18.3 months. About 30% of the patients (15 of the 51) lived beyond 2 years, and most of these patients (12 of the 15) remain alive.

•	20 Rapid-Progressors: The median OS among these 20 DCVax-L treated patients is 15.3 months (with patients surviving as long as 37.1 months), compared to expected median OS of 8.3 - 10.8 months with existing treatments, based on published literature on comparable patient populations -- a 50% improvement over the expected survival time. Further, one-third of these patients (7 of the 20) lived beyond 18 months – a doubling of the expected survival time with existing treatments.

•	25 Indeterminate Patients: The median OS among these DCVax-L treated patients is 21.5 months (with patients surviving as long as 40.7 months), compared to median OS in the general population of newly diagnosed GBM patients of 14.6 months – a 50% improvement over the expected survival time. Further, 9 of these 25 patients remain alive today at more than 24 months, 6 of these 9 patients have exceeded 30 months, and 4 of these 9 patients have reached 35-40+ months.

•	1 Pseudo-Progressor: This patient is still alive, with OS of 30.1 months to date.

•	5 Unclassified Patients: The median OS is 9.2 months (with patients surviving as long as 30.1 months).

As reflected in these data, both Rapid-Progressor Patients and Indeterminate Patients (as well as the Pseudo-Progressor Patient) treated with DCVax-L in the Company’s Information Arm are surviving substantially longer than would be expected based on clinical experience reported in the literature.

DCVax-L also continues to show an excellent safety profile, with no serious adverse events observed in these Information Arm patients.

“We are quite encouraged to see survival times in our DCVax-L treated Information Arm patients that exceed the expected survival times with existing treatments by 50% or more” commented Linda Powers, CEO of NW Bio. “This survival data, which has been collected by the independent CRO managing our Phase III trial, provides an encouraging insight into the potential results of the DCVax-L treatments for newly diagnosed patients in the Phase III trial. The survival data also reinforce the results we have seen with extended survival in our prior Phase I/II trials, and reinforce NW Bio’s position as a leader in immune therapies for cancer.”

Background

The Company treated a total of 55 patients in an “Information Arm” outside of the Company’s ongoing Phase III clinical trial of DCVax-L for newly diagnosed GBM: 51 of these 55 patients were not eligible for the trial because they had evidence of early progression (tumor growth) at a Baseline Visit at the end of 6 weeks of daily radiotherapy and chemotherapy after surgical resection of their brain tumor; 4 of the patients were not eligible for the trial for other reasons (e.g., insufficient doses of DCVax-L).

These Information Arm patients received the same DCVax-L product, on the same treatment schedule, in the same medical centers, in the same time period as the Phase III clinical trial, and the data have been collected and maintained by the same contract research organization (CRO) managing the Phase III trial.

As Dr. Bosch described in his conference presentation, as part of the eligibility assessment for the Phase III clinical trial, patients underwent MRI imaging at a Baseline Visit at the end of the 6 weeks of daily radiotherapy and chemotherapy which is standard of care following the surgical removal of the original tumor. Patients who already have disease progression (tumor re-growth) so quickly, and in the midst of such daily treatments, are generally considered to be “Rapid Progressors.” Such patients are usually excluded or segregated in studies and analyses because their disease is so accelerated that it is not comparable to regular GBM patients.

The patients in NW Bio’s Information Arm were evaluated through MRI imaging at the Baseline Visit and at Month 2 thereafter. All images were reviewed and analyzed by an independent specialized medical imaging company. Each image was reviewed separately by two independent reviewers, and any material differences were resolved by a third independent reviewer. Reviews were conducted using both RANO and McDonald criteria.

About Northwest Biotherapeutics

Northwest Biotherapeutics is a biotechnology company focused on developing immunotherapy products to treat cancers more effectively than current treatments, without toxicities of the kind associated with chemotherapies, and on a cost-effective basis, in both the United States and Europe.  The Company has a broad platform technology for DCVax dendritic cell-based vaccines.  The Company’s lead program is a 348-patient Phase III trial in newly diagnosed Glioblastoma multiforme (GBM).  GBM is the most aggressive and lethal form of brain cancer, and is an “orphan disease.”  The Company is under way with a 60-patient Phase I/II trial with DCVax-Direct for all inoperable solid tumors cancers, with a primary efficacy endpoint of tumor regression.  It has completed enrollment in the Phase I portion of the trial.  The Company previously received clearance from the FDA for a 612-patient Phase III trial in prostate cancer.  The Company conducted a Phase I/II trial with DCVax for metastatic ovarian cancer together with the University of Pennsylvania.  In Germany, the Company has received approval of a 5-year Hospital Exemption for the treatment of all gliomas (brain cancer) patients outside the clinical trial.

Disclaimer

Statements made in this news release that are not historical facts, including statements concerning future treatment of patients using DCVax and future clinical trials, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Words such as “expect,” “believe,” “intend,” “design,” “plan,” “continue,” “may,” “will,” “anticipate,” and similar expressions are intended to identify forward-looking statements.  Actual results may differ materially from those projected in any forward-looking statement.  Specifically, there are a number of important factors that could cause actual results to differ materially from those anticipated, such as risks related to the Company’s ongoing ability to raise additional capital, risks related to the Company’s ability to enroll patients in its clinical trials and complete the trials on a timely basis, uncertainties about the clinical trials process, uncertainties about the timely performance of third parties, risks related to whether the Company’s products will demonstrate safety and efficacy, risks related to the Company’s and Cognate’s abilities to carry out the intended manufacturing expansions contemplated in the Cognate Agreements, risks related to the Company’s ability to carry out the Hospital Exemption program and risks related to possible reimbursement and pricing.  Additional information on these and other factors, including Risk Factors, which could affect the Company’s results, is included in its Securities and Exchange Commission (“SEC”) filings.  Finally, there may be other factors not mentioned above or included in the Company’s SEC filings that may cause actual results to differ materially from those projected in any forward-looking statement.  You should not place undue reliance on any forward-looking statements.  The Company assumes no obligation to update any forward-looking statements as a result of new information, future events or developments, except as required by securities laws.

CONTACTS:

Les Goldman

202-841-7909

lgoldman@nwbio.com

Farrell Kramer (Media)

212-710-9685

Farrell.kramer@mbsvalue.com

Jane Searle (Investors)

212-710-9686

Jane.Searle@mbsvalue.com